EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
TECOGEN INC.
The undersigned, Bonnie J. Brown, as the Chief Financial Officer of Tecogen Inc., hereby certifies that:

1.	She is the duly appointed Chief Financial Officer of Tecogen Inc., a Delaware corporation (the “Corporation”).

2.	The original Certificate of Incorporation of the Corporation (formerly known as Tecogen Acquisition Inc.) (the “Corporation”) was originally filed on September 15, 2000.

3.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation, as amended and restated, further amends and restates certain provisions of thereof.

4.
The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware and proper notice given in accordance with such section.

and does hereby certify that:

Section 4 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following two paragraphs as the first two paragraphs of Section 4, with all other provisions remaining unchanged:

“At the initial date and time of the effectiveness of this Certificate of Amendment (the “Reverse Stock Split Effective Time”), the following recapitalization (the “Reverse Stock Split”) shall occur: each four shares of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be exchanged and combined into one share of Common Stock.
The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock (as defined below) affected thereby.”
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on May 17, 2013.

By order of the Board of Directors,

/s/ Bonnie J. Brown
Bonnie J. Brown
Chief Financial Officer